Exhibit 11.1

                      INTEGRATED ALARM SERVICES GROUP, INC.
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE


                                                                                             Weighted Average
                                                             Total Shares       Three Months                Six Months
                                                             ------------       ------------                ----------
Year 2003
---------
Shares outstanding January 1, 2003                                 709,719               709,719                    709,719
Shares issued for IASI and Morlyn on January 31, 2003              881,192               881,192 91/91              730,270 150/181
                                                                ----------         ------------               -------------
Shares outstanding June 30, 2003                                 1,590,911             1,590,911                  1,439,989
                                                                ==========         ============               =============

Net Income (loss)                                                                   $ (5,253,513)             $ (16,116,113)
                                                                                    ============              =============
Net Income (loss) per share                                                              $ (3.30)                  $ (11.19)
                                                                                    ============              =============




Year 2004
Shares outstanding January 1, 2004                              24,607,731            24,607,731                 24,607,731
Shares issued for Criticom (contingent) purchase                    34,091                34,091 91/91               33,154 177/182
Shares issued upon conversion of debt:
   April 26, 2004                                                   36,036                25,740 65/91               12,870 65/182
   June 2, 2004                                                      3,604                 1,109 28/91                  554 28/182
                                                                ----------          ------------              -------------
Shares outstanding June 30, 2004                                24,681,462            24,668,671                 24,654,309
                                                                ==========          ============              -============

Net income (loss)                                                                   $   (367,736)             $  (1,438,752)
                                                                                    ============              =============
Net income (loss) per share                                                         $      (0.01)             $       (0.06)
                                                                                    ============              =============


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